Exhibit 99.1

Eiger BioPharmaceuticals Provides Corporate Update and Reports First Quarter 2016 Financial Results

PALO ALTO, Calif., May 16, 2016 / PRNewswire / Eiger BioPharmaceuticals, Inc. (Nasdaq:EIGR), focused on the development and commercialization of targeted therapies for rare diseases, announced today a business update and financial results for the three months ended March 31, 2016.

Recent Corporate Highlights

•	In May, Eiger reported first patient dosed in a Phase 2 multiple ascending dose study of subcutaneous exendin (9-39) in patients with hypoglycemia post-gastric bypass surgery with results expected in the second half of 2016.

•	In April, Eiger announced the licensing of worldwide rights to Pegylated Interferon Lambda-1a from Bristol-Myers Squibb with plans to evaluate Lambda as a potential monotherapy and combination treatment for chronic hepatitis delta virus (HDV) infection.

•	In April, Eiger announced the oral presentation of interim data from LOWR HDV – 2 (LOnafarnib With Ritonavir in Hepatitis Delta Virus – 2) Phase 2 study and two poster presentations describing pharmacokinetics of lonafarnib in patients with HDV at the European Association for the Study of the Liver (EASL) Meeting in Barcelona, Spain.

•	In March, Eiger announced completion of its merger with Celladon Corporation. Prior to the merger, Eiger received gross proceeds of $39.5 million in new investment from a combination of current and new investors, of which $6.0 million was received in November 2015 as convertible debt. In connection with the merger, Eiger received $28.0 million from Celladon and Celladon changed its name to Eiger BioPharmaceuticals, Inc. The combined company commenced trading on The NASDAQ Global Market under the symbol “EIGR”.

•	In March, Eiger announced that the European Medicines Agency granted Orphan Medicinal Product Designation to ubenimex for the treatment of pulmonary arterial hypertension (PAH).

•	In March, Eiger announced the completion of enrollment of LOWR HDV – 4 Phase 2 study at Hannover Medical School in Hannover, Germany. The study is an open-label study designed to evaluate the efficacy and tolerability of lonafarnib combined with ritonavir twice daily with the option of dose escalation at the discretion of the investigator.

•	In January, Eiger announced the completion of enrollment of LOWR HDV – 3 Phase 2 study at the National Institutes of Health (NIH) Clinical Center. LOWR HDV – 3 is a double-blinded, randomized, placebo-controlled study designed to evaluate the efficacy and tolerability of three doses of lonafarnib – 50 mg, 75 mg and 100 mg – once daily, each combined with ritonavir 100 mg once daily.

•	In January, Eiger reported first patient dosed in a LOWR HDV – 4 Phase 2 study at the Hannover Medical School in Hannover, Germany.

“In late first quarter of 2016, we achieved a significant milestone with the closing of the Celladon merger and becoming a publicly traded company,” commented David Cory, President and CEO of Eiger BioPharmaceuticals. “With funding from new investors, combined with cash remaining from the merger, we have the funding necessary to advance all of our development programs forward. We currently have four Phase 2 studies underway treating HDV and hypoglycemia and expect to initiate dosing in three additional Phase 2 studies treating HDV, PAH and lymphedema over the next few months.”

First Quarter 2016 Financial Results

Net loss for the first quarter of 2016 was $9.7 million, or $10.42 basic and diluted net loss per share compared to $0.80 million, or $4.15 basic and diluted net loss per share for the first quarter of 2015. The net loss from operations in the first quarter of 2016 was $8.7 million, compared to $0.8 million for the first quarter of 2015.

Research and development expenses for the first quarter of 2016 were $4.8 million compared to $0.4 million for the first quarter of 2015. The increase was primarily due to $3.5 million in expenses incurred mainly related to clinical trial activities for our product candidates, including material purchases, production and manufacturing of our product candidates. Additionally, personnel-related costs increased by $0.5 million due to additional headcount and consultant services increased $0.4 million in support of our research and development activities.

General and administrative expenses for the first quarter of 2016 were $3.8 million compared to $0.4 million for the first quarter of 2015. The increase was primarily due to $2.9 million in advisory fees, legal, consulting and accounting services incurred in connection with our merger with Celladon and $0.3 million in personnel-related costs due to an increase in headcount.

As of March 31, 2016, Eiger had cash of $61.2 million, compared to $4.8 million at December 31, 2015. The increase was primarily attributable to cash received from investors and Celladon in connection with our merger with Celladon which closed on March 22, 2016.

About Eiger

Eiger is a clinical-stage biopharmaceutical company committed to bringing to market novel products for the treatment of rare diseases. The company has built a diverse portfolio of well-characterized product candidates with the potential to address diseases for which the unmet medical need is high, the biology for treatment is clear, and for which an effective therapy is urgently needed. For additional information about Eiger and its clinical programs, please visit www.eigerbio.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives, intentions, beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, whether or not pegylated interferon lambda-1a or lonafarnib or ubenimex or exendin (9-39) may be further developed and approved, statements relating to the availability of cash for Eiger’s future operations and drug development portfolio, Eiger’s ability to develop its drug candidates for potential commercialization, the timing of the commencement and number and completion of Phase 2 trials and whether the products can be successfully developed or commercialized. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Eiger makes, including the risks described in the “Risk Factors” sections in the Annual Report on Form 10-K for the period ended December 31, 2015 and Eiger’s periodic reports filed with the SEC. Eiger does not assume any obligation to update any forward-looking statements, except as required by law.

SOURCE Eiger BioPharmaceuticals, Inc.

Investors: Jim	Welch, Eiger Bio, Inc., 650-279-9845, jwelch@eigerbio.com

                    Jim Shaffer, Eiger Bio, Inc., 919-345-4256, jshaffer@eigerbio.com